                                1934 ACT FORMS

                         II. SELECTED SCHEDULES UNDER
                            THE SECURITIES EXCHANGE
                                  ACT OF 1934

                                A. SCHEDULE 13D

           INFORMATION REQUIREMENTS FOR FILINGS UPON ACQUISITION OF
            FIVE PERCENT OF A CLASS OF EQUITY SECURITIES SUBJECT TO
                  THE REPORTING REQUIREMENTS OF THE 1934 ACT

                                 SCHEDULE 13D

                   Under the Securities Exchange Act of 1934
                            (AMENDMENT NO. _____) *

                      Boston Restaurant Associates, Inc.
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                               (Name of Issuer)
                                 Common Stock
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                        (Title of Class of Securities)
                            101122109 Common Stock
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                                (CUSIP Number)
George R. Chapdelaine, 999 Broadway, Suite 400, Saugus, MA 01906, (781) 231-7575
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(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)
                      December 31, 1999 Annual Reporting
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            (Date of Event which Requires Filing of this Statement)

   If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box.

   NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent

 .

   *The remainder of this cover page    Section 18 of the Securities Exchange
  shall be filed out for A reporting    Act of 1934 ("Act") or otherwise
  person's initial filing on this       subject to the liabilities of that
  form with respect to the subject      section of the Act but shall be
  class of securities, and for any      subject to all other provisions of
  subsequent amendment containing       the Act (however, see the Notes).
  information which would alter
  dis-closures provided in a prior
  cover page.
   The information required on the
  remainder of this cover page shall
  not be deemed to be "filed" for the
  purpose of

                              CUSIP No. 101122109
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(1)  Names of Reporting Persons.  S.S. or
     I.R.S. Identification Nos. of Above Per-
     sons                                      John P. Polcari, Jr.
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(2)    Check the Appropriate Box if a Member  (a)
                                              ----------------------------------
  of a Group (See instructions)               (b)
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(3)  SEC Use Only
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                                     1056
                                 SCHEDULE 13D

(4)  Source of Funds (See Instructions) Personal Funds
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(5)  Check if Disclosure of Legal Proceedings
   is Required Pursuant to Items 2(d) or 2(e)
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(6)  Citizenship or Place of Organization      U.S.A.
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                                            Common Stock    Common Stock Options
                                            ------------    --------------------
Number of Shares      (7) Sole Voting
Beneficially Owned    Power
by Each Reporting
Person With


                              John P. Polcari, Jr. (IN)- 731,346    264,173
                      ----------------------------------------------------------
                              Minor Children (IN)-        12,741
                              Lucille Salhany ((IN)-     125,243
                      ----------------------------------------------------------


                      (8) Shared Voting           N/A
                            Power

                      (9) Sole Dispositive   Same as Number 7
                            Power
                      ----------------------------------------------------------
                      (10) Shared Dispositive     N/A
                            Power

--------------------------------------------------------------------------------
                                            Common Stock    Common Stock Options
                                            ------------    --------------------


(11) Aggregate Amount Beneficially Owned by
     Each Reporting Person

                                  John P. Polcari, Jr. (IN)-731,346    264,173
                                  Minor Children (IN)-       12,741
                                  Lucille Salhany (IN)-     125,243


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(12) Check if the Aggregate Amount in Row
     (11) Excludes Certain Shares (See Instructions)     N/A
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(13) Percent of Class Represented by Amount
     in Row (11)                  12.38% Common Stock     14.96% Common Stock
                                                                Options
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(14)  Type of Reporting Person
     (See Instructions)           John P. Polcari, Jr. (IN)
                                  Minor Children       (IN)
                                  Lucille Salhany       IN)

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                            SCHEDULE 13D - SIGNATURE


  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


      January 3, 2000
   ---------------------
           (Date)


                                          /s/ John P. Polcari, Jr.
                                         -------------------------
                                         John P. Polcari, Jr.



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